AMENDMENT TO EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETE
AGREEMENT BY AND BETWEEN MEDCATH INCORPORATED
AND THOMAS K. HEARN
(EFFECTIVE DATE DECEMBER 3, 1999)

     This Amendment to the Employment, Confidentiality and Non-Compete Agreement by and between MedCath Incorporated and Thomas K. Hearn (Effective Date December 3, 1999) (“Amendment”) is made as of December 21, 2001 by and between MEDCATH INCORPORATED, a North Carolina corporation (the “Company”), and THOMAS K. HEARN (“Employee”).

RECITALS

     1.     Employee has been employed by the Company prior to the date hereof;

     2.     Employee and Company desire to continue Employee’s employment as President of the Diagnostics Division of the Company in accordance with the terms of Employee’s Employment, Confidentiality and Non-Compete Agreement (Effective Date December 3, 1999 (“Employment Agreement”) and in accordance with the terms of this Amendment, which provides new and additional consideration not previously provided to Employee by the Company;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and Company hereby agree as follows:

     1.     Paragraph 5(b) of Employee’s Employment Agreement is amended to read as follows:

"(b)  By the Company Without Cause. The Company may terminate Employee’s employment at any time without cause by giving Employee written notice thereof.

In the event the Company terminates Employee’s employment without cause, the Company will continue to pay Employee his current bi-weekly salary, less applicable lawful deductions, for a period of twelve (12) months following the date of notice of termination of employment, or until Employee secures other substantially full-time employment or earns, on a monthly basis, at least 75% of Employee’s monthly salary hereunder, whichever occurs first. Employee shall be entitled to receive pro-rata vacation if terminated without cause, plus other benefits as provided by applicable law or by Company policy.

     If the Company terminates Employee’s employment under this Agreement for any reason other than Cause, and such termination occurs at the time of and in connection with a Change of Control (as defined in Employee’s Incentive Stock Option Agreement and Non-Qualified Stock Option Agreement both dated as of July 31, 1998; and Employee’s Incentive Stock Option Agreement and Non-Qualified Stock Option Agreement both dated as of October 1, 1999), then Company will be liable to Employee for an amount equal to his current bi-weekly salary, less applicable lawful deductions, for a period of twenty four (24) months, to be paid over the twelve (12) month period following the date of termination in substantially equal installment payments and in accordance with the normal payroll practices of the Company, as long as and only if Employee is not otherwise in default hereunder during that period; provided, however, that Employee’s salary shall not be payable once Employee secures other substantially full-time employment or earns, on a monthly basis, at least 75% of Employee’s monthly salary hereunder, whichever occurs first.”

     Except as provided in this Amendment, all other provisions, terms, and conditions in Employee’s Employment Agreement, a copy of which is attached hereto, shall remain in full force and effect.

Exhibit 10.3

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first written above.

MEDCATH INCORPORATED

By: /s/ Michael Servais Name: Michael Servais Title: Senior Vice President, COO

/s/ Thomas K. Hearn Thomas K. Hearn